UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 18, 2015
(Date of Report - Date of earliest event reported on)

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4811 US Route 5, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable
(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 18, 2015, Community Bancorp. (the “Company”) and its wholly-owned subsidiary, Community National Bank (the “Bank”), entered into change in control agreements with three of their executive officers: Executive Vice President (Company) and Chief Operating Officer (Bank) Kathryn M. Austin; Treasurer (Company) and Senior Vice President and Chief Financial Officer (Bank) Louise M. Bonvechio; and Vice President (Company) and Senior Vice President and Chief Credit Officer (Bank) Terri L. McQuillen.

The change in control agreements provide that the named executive officer will be entitled to a specified severance payment if, during the three-year period following a “Change in Control” (as defined in the agreement), the Company (or its successor) terminates her employment without “Cause” (as defined in the agreement), or the executive terminates her employment with the Company for “Good Reason” (as defined in the agreement).  The executive is also entitled to receive the specified severance benefit if her employment is terminated by the Company without Cause or by the executive with Good Reason after public announcement of a proposed Change in Control and within 120 days prior to occurrence of such Change in Control.  The severance benefit is equal to two times the executive’s highest Total Annual Cash Compensation (as defined in the agreement) in any of the three years preceding the termination and is payable in a lump sum, subject to execution by the executive of a release of claims.  The severance benefit is in addition to any other compensation and benefits to which the executive is entitled, including accrued and unpaid salary and vested benefits under any employee compensation plan.  For purposes of the agreement, the executive’s “Total Annual Cash Compensation” with respect to a calendar year is defined as her base salary paid during such year plus any cash bonus paid during such year (whether or not attributable to a prior performance period) pursuant to the Company’s Officer Incentive Plan or any similar successor plan.

For purposes of the agreements, “Cause” means (i) personal dishonesty; (ii) willful misconduct; (ii) incompetence; (iv) breach of fiduciary duty involving personal profit; (v) intentional failure to perform the executive’s stated duties; (vi) willful violation of law; (vii) conviction of, or plea of nolo contendere to a felony; or (viii) material breach of the agreement by the executive.  “Good Reason” means (i) a reduction in the executive’s Total Annual Cash Compensation in an amount equal to 15% or more of the executive’s highest Total Annual Cash Compensation in any of the preceding three (3) calendar years, unless the reduction is part of a general, non-discriminatory reduction in base salary and/or bonus applicable to all similarly situated officers; (ii) a material reduction in the executive’s authority, duties or responsibilities; (iii) a relocation of the executive’s principal place of employment by more than 75 miles from the Bank’s main office in Derby; or (iv) failure by the Bank or the Company to obtain a written assumption of the agreement from any successor entity to the Bank or the Company.

A “Change in Control” is defined in the Agreement to include (i) a merger, consolidation or plan of share exchange which results in the shareholders of the Company owning less than a majority of the surviving company; (ii) the acquisition by any person or group of more than 50% of the Company’s voting stock; (iii) a sale of substantially all the assets of the Company or the Bank; (iv) liquidation or dissolution of the Company; and (v) a turnover during any two year period of a majority of the members of the Board, other than nominees approved by two-thirds vote of the directors in office at the beginning of the two year period.

The agreements have an initial three year term, with automatic three year renewals on each third anniversary unless notice of termination is provided by either party at least 30 days prior to a renewal date.  If a Change in Control occurs during the term, the agreements will renew automatically for a period of three years following the Change in Control.

The change in control agreements provide that if the excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code would be imposed, the executive’s severance benefit under the agreement will be reduced to a level at which the excise tax will not apply.

The executives will be subject to certain post-termination confidentiality and non-disparagement covenants.

The above description of the change in control agreements is qualified in its entirety by reference to the full text of the agreements, which are filed as exhibits to this Current Report.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit 10.1 – Change in Control Agreement with Kathryn M. Austin*

Exhibit 10.2 – Change in Control Agreement with Terrie L. McQuillen*

Exhibit 10.3 – Change in Control Agreement with Louise M. Bonvechio*

* denotes compensatory agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: June 23, 2015	/s/ Stephen P. Marsh
Stephen P. Marsh, Chairman,
President & Chief Executive Officer

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